Exhibit 99.8

FORM LETTER TO PARTICIPANTS IN THE

THE HOME SAVINGS AND LOAN COMPANY 401(K) SAVINGS PLAN

REGARDING PARTICIPATION IN RIGHTS OFFERING

                    , 2013

Dear 401(k) Plan Participant:

As a participant in The Home Savings and Loan Company 401(k) Savings Plan (the “401(k) Plan”), you are eligible to participate in a rights offering to purchase shares of common stock, no par value (the “Common Stock”), of United Community Financial Corp. (the “Company”) (the “Rights Offering”) through your 401(k) Plan account. Enclosed with this letter, you will find the following materials to facilitate your participation in the Rights Offering through the 401(k) Plan:

•	Offering Prospectus

•	Important Information Regarding the Rights Offering for Plan Participants

•	Non-Transferable Subscription Rights Election Form

•	Return envelope addressed to the Company

•	Statement indicating the number of shares of Common Stock held by the 401(k) Plan allocated to your account on 5:00 p.m., Eastern Time, on March 21, 2013 (the “Record Date”)

The number of shares of Common Stock held by the 401(k) Plan and allocated to your account on the Record Date affects the number of shares of Common Stock you are authorized to direct                             , as the trustee of the 401(k) Plan (the “Plan Trustee”), to purchase for your 401(k) Plan account in the Rights Offering.

THE RIGHTS OFFERING SUBSCRIPTION PERIOD FOR 401(k) PLAN PARTICIPANTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON                     , 2013, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE FOR THE RIGHTS OFFERING.

Please understand that your participation in the Rights Offering through the 401(k) Plan is entirely your decision. We encourage you to read the enclosed documents carefully before making a decision to participate. If you have any questions regarding your participation in the Rights Offering through the 401(k) Plan, you may contact our information agent, Registrar and Transfer Company, toll free at (800) 368-5948, Monday through Friday (except bank holidays), between 8:00 a.m. and 6:00 p.m., Eastern Time.

Very truly yours,

UNITED COMMUNITY FINANCIAL CORP.

THE HOME SAVINGS AND LOAN COMPANY 401(k) SAVINGS PLAN

Important Information Regarding the Rights Offering for Plan Participants

The following questions and answers have been developed to provide the participants in The Home Savings and Loan Company 401(k) Savings Plan (the “401(k) Plan”) with important information regarding a rights offering (the “Rights Offering”) by United Community Financial Corp. (the “Company”). Because the 401(k) Plan allows for investment in shares of common stock of the Company, no par value (“Common Stock”), 401(k) Plan participants are eligible to participate in the Rights Offering along with all other shareholders of the Company. A detailed description of the Rights Offering is provided in the accompanying “offering prospectus” (the “Prospectus”). The following questions and answers are focused specifically on the 401(k) Plan participants and the procedures for participation in the Rights Offering through the 401(k) Plan. To obtain a complete understanding of the Rights Offering and the procedures to participate in the Rights Offering through the 401(k) Plan, we encourage you to read both the Prospectus and the following questions and answers.

What is the Rights Offering?

As described in the Prospectus, the Company is distributing to holders of shares of Common Stock as of 5:00 p.m., Eastern Time, on March 21, 2013 (the “Record Date”), at no charge, non-transferable subscription rights to purchase shares of our Common Stock (each such subscription right, a “Right”). You will receive one Right for each share of Common Stock you owned as of 5:00 p.m., Eastern Time, on the Record Date. Each Right entitles the holder to a basic subscription privilege and an over-subscription privilege. The basic subscription privilege of each Right gives our shareholders the opportunity to purchase .06 shares of Common Stock at a subscription price of $2.75 per share. You may exercise all or a portion of your basic subscription privilege or you may choose not to exercise any Rights at all. However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase any additional shares of Common Stock by using your over-subscription privilege. In the event that you purchase all of the shares of Common Stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of Common Stock that are not purchased by the Company’s other shareholders through the exercise of their basic subscription privileges.

The shares of Common Stock to be issued in the Rights Offering, like our existing shares of Common Stock, will be listed on the NASDAQ Global Select Market under the symbol “UCFC.”

The Rights Offering will expire at 5:00 p.m., Eastern Time, on                     , 2013 (the “Expiration Date”). However, as a participant in the 401(k) Plan, you must return your properly completed 401(k) Plan Participant Election Form (as defined below) to the Company by 5:00 p.m., Eastern Time, on                     , 2013, which is the fifth business day prior to the Expiration Date. You may return the 401(k) Plan Participant Election Form via hand delivery, mail or overnight courier. Please note we have included a return envelope for your use. If your 401(k) Plan Participant Election Form is not received by the Company by 5:00 p.m., Eastern Time, on                     , 2013,                             , as the trustee of the 401(k) Plan (the “Plan Trustee”), WILL NOT exercise any Rights on your behalf.

Can I participate in the Rights Offering?

As a 401(k) Plan Participant, you will be entitled to participate in the Rights Offering. You may exercise basic subscription rights only to the extent that, as of 5:00 p.m., Eastern Time, on the Record Date, you held shares of common stock in your 401(k) Plan account.

How will I know how many shares of Common Stock I owned as of the Record Date?

You should have received with this letter a statement showing the number of shares of Common Stock that you held on the Record Date through the 401(k) Plan.

Will I also receive Rights for the shares of Common Stock that I own outside the 401(k) Plan?

Yes, you will also receive Rights for any shares of Common Stock that you owned on the Record Date outside of the 401(k) Plan. You will receive separate instructions for exercising the Rights issued with respect to the shares of Common Stock that you owned outside the 401(k) Plan as of the Record Date. This document only describes the procedures for exercising the Rights issued on the shares of Common Stock held by the 401(k) Plan as of the Record Date. As a result, in order to exercise any Rights issued to you with respect to shares of Common Stock that you own outside the 401(k) Plan, you must comply with the separate exercise instructions you receive regarding those Rights.

How many shares of Common Stock will I be able to purchase in the Rights Offering through the 401(k) Plan?

As described in the Prospectus, for each share of Common Stock owned as of the Record Date, by the 401(k) Plan, the 401(k) Plan will receive, at no charge, one Right. The basic subscription privilege of each Right gives our shareholders the opportunity to purchase .06 shares of our Common Stock at a subscription price of $2.75 per share.

To the extent that you own shares of Common Stock through the 401(k) Plan as of 5:00 p.m., Eastern Time, on the Record Date, you may direct the Plan Trustee to exercise the basic subscription privilege related to those shares. For example, if your 401(k) Plan account held 100 shares of our Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, you would have received 100 Rights and would have the right to purchase 6 shares of Common Stock for $2.75 per share. To the extent that your 401(k) Plan account does not hold shares of our Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, your 401(k) Plan account may not purchase any shares under the basic subscription right but you may choose to purchase shares of Common Stock pursuant to the over-subscription privilege.

As described above and in the Prospectus, in the event that you purchase all of the shares of Common Stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of Common Stock that are not purchased by the Company’s other shareholders through the exercise of their basic subscription privileges. You should indicate on your 401(k) Plan Participant Election Form how many additional shares of Common Stock you would like to purchase pursuant to your over-subscription privilege. If sufficient shares of Common Stock are available, the Company will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of Common Stock available to be purchased pursuant to the over-subscription privilege, the Company will allocate the available shares of Common Stock among shareholders who have over-subscribed by allocating to such shareholders the lower of (x) the number of shares for which they oversubscribe, or (y) a number of shares equal to the total number of shares available for oversubscription multiplied by a fraction that equals (i) the number of shares held by each shareholder who oversubscribes divided by (ii) the total number of shares held by all shareholders who oversubscribe. If, after this process is completed, additional shares remain available, we will allocated the remaining available common shares among shareholders who over-subscribed by allocating to such shareholders the lower of (a) the remaining number of shares for which they have oversubscribed, or (b) a number of shares equal to the total remaining number of shares available for oversubscription multiplied by a fraction that equals (i) the remaining number of shares subscribed for by each shareholder whose oversubscription remains unfilled divided by (ii) the total number of shares subscribed for by all shareholders whose oversubscription remains unfilled. If the 401(k) Plan participants do not elect to exercise all of their basic subscription rights, a 401(k) Plan participant who oversubscribed for shares of Common Stock may receive all or a portion of such shares pursuant to the 401(k) Plan’s basic subscription right. If the number of shares of Common Stock purchased by the 401(k) Plan is reduced because the over-subscription requests exceed the available number of shares, the shares of Common Stock purchased by the 401(k) Plan pursuant to the Rights Offering will be allocated first to those 401(k) Plan participants who exercised basic subscription rights related to shares of Common Stock allocated to their 401(k) Plan account as of 5:00 p.m., Eastern Time, on the Record Date, then to participants who exercised over-subscription rights related to shares of Common Stock allocated to their 401(k) Plan account at that time.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment related to your basic subscription privilege. Because the Company will not know the actual number of unsubscribed shares prior to the completion of the Rights Offering, if you wish to maximize the number of shares of Common Stock you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our Common Stock that may be available to you. In order to perform that calculation, you must assume that no other shareholder, other than you, will subscribe for any shares of Common Stock pursuant to their basic subscription privilege.

Where will the funds come from to pay for the Common Stock I elect to purchase by exercising the Rights attributable to my 401(k) Plan account?

You must pay the subscription payment required to exercise Rights attributable to your 401(k) Plan account by liquidating funds in your 401(k) Plan account that are invested in the UCFC Rights Offering Liquidity Fund. Accordingly, if you elect to exercise some or all of the Rights in your 401(k) Plan account, you must ensure that you have adequate funds in your 401(k) Plan account invested in the UCFC Rights Offering Liquidity Fund to fully pay the subscription payment applicable to the number of Rights that you are exercising. Your investment in the UCFC Rights Offering Liquidity Fund will be liquidated in the amount specified in your 401(k) Plan Participant Election Form on or about                     , 2013, and the cash value of that investment will be held by the Plan Trustee. If the cash value of the portion of your 401(k) Plan account that is invested in the UCFC Rights Offering Liquidity Fund does not equal or exceed the purchase price of the shares of Common Stock that you have elected to purchase in the Rights Offering, the Rights held by your 401(k) Plan account will be exercised to the fullest extent possible based on the cash value of your 401(k) Plan account invested in the UCFC Rights Offering Liquidity Fund.

What if I don’t have enough money in the UCFC Rights Offering Liquidity Fund to pay for the Rights I exercise?

It is the responsibility of each 401(k) Plan participant who chooses to exercise Rights to purchase shares of Common Stock in the Rights Offering to ensure that they have sufficient funds in their 401(k) Plan account invested in the UCFC Rights Offering Liquidity Fund to satisfy the applicable subscription payment, including the amount payable with respect to any shares of Common Stock to be purchased pursuant to the over-subscription privilege. If the participant does not have sufficient funds in their 401(k) Plan account invested in the UCFC Rights Offering Liquidity Fund to satisfy the applicable subscription payment, then the participant is responsible for placing appropriate trades from other holdings within their 401(k) Plan account to the UCFC Rights Offering Liquidity Fund. These trades must be completed prior to                     , 2013, three business days before the Expiration Date. If the amount of funds in your 401(k) Plan account that are invested in the UCFC Rights Offering Liquidity Fund do not equal or exceed the purchase price of the shares of Common Stock that you have elected to purchase in the Rights Offering, the Rights held by your 401(k) Plan account will be exercised to the fullest extent possible based on the cash value of your 401(k) Plan account invested in the UCFC Rights Offering Liquidity Fund.

How can I exercise the Rights issued on the shares of Common Stock in the 401(k) Plan?

Along with this document, you have received various solicitation materials, including the Prospectus, regarding the Rights Offering with respect to the shares of Common Stock held by the 401(k) Plan. You will receive separate materials for any Rights issued with respect to shares of Common Stock you own outside the 401(k) Plan. The Rights Offering materials you receive with respect to the shares of Common Stock held by the 401(k) Plan will also include The Home Savings and Loan Company 401(k) Savings Plan Non-Transferable Subscription Rights Election Form (the “401(k) Plan Participant Election Form”). To participate in the Rights Offering, you must indicate on the 401(k) Plan Participant Election Form the number of Rights you wish to exercise pursuant to your basic subscription privilege and, if you fully exercise your basic subscription privilege, the number of shares of Common Stock you would like to purchase pursuant to your oversubscription privilege. In addition, you must ensure that you have enough funds in your 401(k) Plan account invested in the UCFC Rights Offering Liquidity Fund to fully pay for the Rights you exercise.

To exercise the Rights that were issued to you in respect of the shares of Common Stock that you hold through the 401(k) Plan, you must return your 401(k) Plan Participant Election Form to the Company by 5:00 p.m., Eastern Time, on                     , 2013, which is the fifth business day prior to the Expiration Date. On the 401(k) Plan Participant Election Form, you must complete the following:

•	Affirm your intention to exercise the Rights that were issued in respect of the shares of Common Stock that you hold through the 401(k) Plan.

•

Authorize the liquidation of funds in your 401(k) Plan account by directing the Plan Trustee as provided in the 401(k) Plan Participant Election Form. You may only pay for the exercise of your Rights through the liquidation of funds in your 401(k) Plan account invested in the UCFC Rights Offering Liquidity Fund. Please do not send payment by cash or check directly to the Subscription Agent, the Company, the Plan Trustee or any other party.

What happens if the market price of the Common Stock falls below the subscription price of the Rights?

If the closing price of a share of Common Stock on the last business day preceding the expiration date of the Rights Offering is less than $2.75, the Plan Trustee will not honor any exercise requests, each exercise request will be voided and the purchase price will be re-credited to the 401(k) Plan participant’s 401(k) Plan account.

How will I know if the purchasing transaction was successful?

The Plan Trustee will close the solicitation window on                     , 2013 and prepare the final results tabulation. The Plan Trustee will liquidate funds in your 401(k) Plan account invested in the UCFC Rights Offering Liquidity Fund as shown on the 401(k) Plan Participant Election Form and make the cash available to the Company’s subscription agent, Registrar and Transfer Company (the “Subscription Agent”), for the exercise of the Rights. For participants who elect to exercise Rights but do not have enough cash available through the liquidation of the funds in their 401(k) Plan account invested in the UCFC Rights Offering Liquidity Fund to cover their exercise, the Plan Trustee will honor the exercise request to the fullest extent possible based on the available cash. The Plan Trustee is required to deliver the necessary funds to the Subscription Agent by 5:00 p.m., Eastern Time, on                     , 2013 . Accordingly, it is critical that you submit your 401(k) Plan Participant Election Form to the Company by 5:00 p.m., Eastern Time, on                     , 2013 to allow the necessary time for processing. Any 401(k) Plan Participant Election Forms received by the Company after 5:00 p.m., Eastern Time, on                     , 2013 will be voided and the election requests will not be honored. If the closing price of a share of Common Stock on the last business day preceding the expiration date of the Rights Offering is less than $2.75, the Plan Trustee will not honor any exercise requests, each exercise request will be voided and the purchase price will be re-credited to the 401(k) Plan participant’s 401(k) Plan account. Participants may confirm whether their Rights were exercised by accessing their 401(k) Plan account online by going to www.                             Center and logging in to their account. In the                              a participant will be able to see the exercise of Rights represented as a sale of the UCFC Rights Offering Liquidity Fund and subsequent purchase of shares of Common Stock.

How long do I have to exercise the Rights?

You will be able to exercise your Rights during the period beginning on the date you receive your 401(k) Plan Participant Election Form until 5:00 p.m., Eastern Time, on                     , 2013.

What happens after the completion of the Rights Offering?

At 5:00 p.m., Eastern Time, on                     , 2013, the Rights issued in the Rights Offering will expire and you will have no further rights under them. On the Expiration Date, the Subscription Agent will perform the Rights exercises based on the prescribed formula. Trades will take place as normal stock transactions. Once the Rights are exercised and the shares of Common Stock are allocated to your 401(k) Plan account, you will be able to sell the shares of Common Stock acquired in the Rights Offering in accordance with the procedures adopted by the 40l(k) Plan for changing investments. Although the Company will endeavor to issue the shares of Common Stock acquired in the Rights Offering as soon as practicable after the completion of the Rights Offering, there may be a delay between the Expiration Date and the time that the shares are issued.

Will I be notified after the Rights have been exercised?

You will not receive a trade confirmation or other notification when the exercise of Rights has been completed. However, you may access your 401(k) account online by going to www.                            .com and logging in to your account. In the                              Center you will be able to see the transaction history on your account and will see the exercise of Rights represented as a sale of the UCFC Rights Offering Liquidity Fund and subsequent purchase of shares of Common Stock. Please note that these transactions will not show up until after the exercise of Rights has been fully completed.

Who should I contact if I have other questions?

If you have other questions regarding the Rights Offering, or if you have any questions regarding completing a 401(k) Plan Participant Election Form or submitting payment in the Rights Offering, please contact our information agent, Registrar and Transfer Company toll free at (800) 368-5948, Monday through Friday (except bank holidays), between 8:00 a.m. and 6:00 p.m., Eastern Time.